VIA FACSIMILE: 416-966-6735

May 8, 2001

Inter-Canadian Capital Strategies Inc.
c/o 2100 PO Box 141
Royal Trust Tower
T'D Centre
Toronto, Ontario M5K 1H1

Dear Sirs:

Re: Thomas I.A. Allen

Asia Broadband, Inc. ("ASA.B" or the "Company") wishes to retain the services of Mr. Thomas Allen as a director to serve on the Board of Directors of ASAB. By way of this letter we seek the permission of Inter-Canadian Capital Strategies Inc. ("ICCS") to grant Mr. Allen the time and flexibility to join our board and assist in the growth of the Company.

In recognition of the contribution Mr. Allen will be asked to make we are prepared to offer the following remuneration package:

- 250,000 stock options will be granted to ICCS, priced at US$0.20. Options will be exercisable as to 1/3 upon grant, and 1/3 every six months thereafter until fully vested. Should Mr. Allen resign his position as director prior to the end of the first six-month term, the aforementioned options will be forfeited;

- Directors' and Officers' Liability Insurance - initially US$2,000,000. This will be reviewed once the Company has secured secondary financing and has commenced operations;

- An annual retainer to ICCS of US$12,000 payable in quarterly installments in advance. Said retainer to be reviewed after successful completion of secondary financing with a view to increasing same to US$15,000 annually, paid in quarterly installments in advance;

- A per board/committee meeting fee of US$1,000 will be paid to ICCS. In the event that a meeting should run for a full day, an overriding fee of $2,000 per day will be paid to ICCS. Days spent in traveling on behalf of the Company will be reimbursed at the rate of US$2,000 per day. Again, until secondary financing has been secured, we would ask that ICCS agree to accept a payment of US$1,000 per day and accrue the balance, to be paid post financing.

- Should Mr. Allen be asked to Chair any given committee of the Board, ICCS will be compensated with an additional US$5,000 per annum payable quarterly in advance;

- Any services, other than those described above, being provided by Mr. Allen to the Company will be reimbursed to ICCS at the rate of US$2,000 per day, with US$1,000 being paid immediately and the balance accruing until financing is completed;

- Reimbursement-of all out-of-pocket expenses upon the provision of appropriate support documentation.

Please review the above and call me if you have any comments. I look forward to receiving your response.

Yours very truly,

Asia Broadband, Inc.

/s/ R. Desmond McVeigh

R. Desmond McVeigh
Executive Chairman

ACKNOWLEDGEMENT AND ACCEPTANCE

The above terms and conditions are hereby acknowledged
and accepted this 22nd day of May, 2001.

Per: /s/ signed
Inter-Canadian Capital Strategies Inc.